Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Caledonia Mining Corporation Plc

We consent to the incorporation by reference in the Registration Statement (No. 333-224784) on Form F-3 of Caledonia Mining Corporation Plc of our report dated March 29, 2018 on the consolidated financial statements of Caledonia Mining Corporation Plc, which comprise the consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2017 and the related notes, which report appears in the December 31, 2019 annual report on Form 20-F of Caledonia Mining Corporation Plc.

Our report on the consolidated financial statements refers to adjustments to retrospectively apply the changes in accounting for financial instruments and revenue in 2018 due to the adoption of IFRS 9, Financial Instruments, and IFRS 15, Revenue from contracts with customers. Those adjustments were audited by other auditors.

[s] KPMG Inc.

85 Empire Road

Parktown

Johannesburg

South Africa

March 30, 2020